                                                                    Exhibit 10.5

                                                                  EXECUTION COPY

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                                 LOAN AGREEMENT

                                   dated as of

                                  JULY 1, 2005

                                      among

                               eFUNDS CORPORATION

                                 as the Borrower

                            The Lenders Party Hereto

                                       and

                           JPMORGAN CHASE BANK, N.A.,
                  as Administrative Agent and Collateral Agent

                                   ----------

                          J.P. MORGAN SECURITIES INC.,
                    as Sole Bookrunner and Sole Lead Arranger

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I

                                   Definitions

SECTION 1.01.   Defined Terms ...........................................     1
SECTION 1.02.   Classification of Loans and Borrowings ..................    20
SECTION 1.03.   Terms Generally .........................................    20
SECTION 1.04.   Accounting Terms; GAAP ..................................    20

                                   ARTICLE II

                                   The Credits

SECTION 2.01.   Commitments .............................................    21
SECTION 2.02.   Loans and Borrowings ....................................    21
SECTION 2.03.   Requests for Borrowing ..................................    21
SECTION 2.04.   Intentionally Omitted ...................................    22
SECTION 2.05.   Intentionally Omitted ...................................    22
SECTION 2.06.   Intentionally Omitted ...................................    22
SECTION 2.07.   Funding of Borrowings ...................................    22
SECTION 2.08.   Interest Elections ......................................    23
SECTION 2.09.   Termination of Commitments ..............................    24
SECTION 2.10.   Repayment of Loans; Evidence of Debt ....................    24
SECTION 2.11.   Prepayment of Loans .....................................    25
SECTION 2.12.   Fees. ...................................................    25
SECTION 2.13.   Interest ................................................    25
SECTION 2.14.   Alternate Rate of Interest ..............................    26
SECTION 2.15.   Increased Costs .........................................    26
SECTION 2.16.   Break Funding Payments ..................................    27
SECTION 2.17.   Taxes ...................................................    28
SECTION 2.18.   Payments Generally; Pro Rata Treatment; Sharing of
                Set-offs. ...............................................    29
SECTION 2.19.   Mitigation Obligations; Replacement of Lenders ..........    30

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.   Organization; Powers ....................................    31
SECTION 3.02.   Authorization; Enforceability ...........................    32
SECTION 3.03.   Governmental Approvals; No Conflicts ....................    32
SECTION 3.04.   Financial Condition; No Material Adverse Effect .........    32

SECTION 3.05.   Properties and Insurance ................................    32
SECTION 3.06.   Litigation, Contingent Obligations, Labor and
                Environmental Matters ...................................    33
SECTION 3.07.   Compliance with Laws and Agreements .....................    33
SECTION 3.08.   Investment and Holding Company Status ...................    33
SECTION 3.09.   Taxes ...................................................    33
SECTION 3.10.   ERISA ...................................................    34
SECTION 3.11.   Disclosure ..............................................    34
SECTION 3.12.   No Default ..............................................    34

                                   ARTICLE IV

                                   Conditions

SECTION 4.01.   Effective Date ..........................................    34

                                    ARTICLE V

                              Affirmative Covenants

SECTION 5.01.   Financial Statements and Other Information ..............    37
SECTION 5.02.   Notices of Material Events ..............................    39
SECTION 5.03.   Existence; Conduct of Business ..........................    39
SECTION 5.04.   Payment of Obligations ..................................    39
SECTION 5.05.   Maintenance of Properties; Insurance ....................    39
SECTION 5.06.   Books and Records; Inspection Rights ....................    39
SECTION 5.07.   Compliance with Laws ....................................    40
SECTION 5.08.   Use of Proceeds .........................................    40
SECTION 5.09.   Subsidiary Guaranty .....................................    40
SECTION 5.10.   Pledge Agreements .......................................    40

                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01.   Indebtedness ............................................    41
SECTION 6.02.   Liens ...................................................    41
SECTION 6.03.   Mergers; Sales of Assets and other Fundamental Changes ..    42
SECTION 6.04.   Investments, Loans, Advances, Guarantees and
                Acquisitions ............................................    43
SECTION 6.05.   Swap Agreements .........................................    44
SECTION 6.06.   Restricted Payments .....................................    44
SECTION 6.07.   Transactions with Affiliates ............................    44
SECTION 6.08.   Restrictive Agreements ..................................    45
SECTION 6.09.   Financial Covenants .....................................    45
SECTION 6.10.   Sale of Accounts ........................................    46

SECTION 6.11.   Subordinated Indebtedness and Amendments to Subordinated
                Note Documents ..........................................    46

                                   ARTICLE VII

                                Events of Default

                                  ARTICLE VIII

                  The Administrative Agent and Collateral Agent

                                   ARTICLE IX

                                  Miscellaneous

SECTION 9.01.   Notices .................................................    53
SECTION 9.02.   Waivers; Amendments .....................................    54
SECTION 9.03.   Expenses; Indemnity; Damage Waiver ......................    54
SECTION 9.04.   Successors and Assigns ..................................    56
SECTION 9.05.   Survival ................................................    58
SECTION 9.06.   Counterparts; Integration; Effectiveness ................    59
SECTION 9.07.   Severability ............................................    59
SECTION 9.08.   Right of Setoff .........................................    59
SECTION 9.09.   Governing Law; Jurisdiction; Consent to Service of
                Process .................................................    59
SECTION 9.10.   WAIVER OF JURY TRIAL ....................................    60
SECTION 9.11.   Headings ................................................    60
SECTION 9.12.   Confidentiality .........................................    60
SECTION 9.13.   USA PATRIOT Act .........................................    61

SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 3.01 -- Subsidiaries
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Permitted Investments
Schedule 6.08 -- Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Opinion of Borrower's Counsel
Exhibit C -- Intentionally Omitted
Exhibit D -- Form of Subsidiary Guaranty
Exhibit E -- Form of Written Money Transfer Instruction
Exhibit F -- List of Closing Documents
Exhibit G -- Form of Promissory Note

          LOAN AGREEMENT dated as of July 1, 2005, among eFUNDS CORPORATION, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

          The parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Acquired Entity or Business" means any Person, business, property or asset that was the subject of an Acquisition during any period and which was not subsequently sold or otherwise disposed of by the Borrower or a Subsidiary during such period.

          "Acquisition" means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary of all or substantially all of the assets of, or all or a majority of the Equity Interests in, a Person or division or line of business of a Person.

          "Acquisition Consideration" means the sum of all consideration paid or otherwise delivered or deliverable in connection with an Acquisition, including any Contingent Payments, Indebtedness assumed or issued in connection with, or resulting from, such Acquisition and the fair market value of any non-cash consideration issued in connection with any Acquisition.

          "Adjusted Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business and in an amount not exceeding $2,000,000 in any period of four consecutive fiscal quarters, (vi) non-cash charges solely with respect to the impairment of intangible assets resulting from the discontinuation of use of the tradenames of the Borrower, and
(vii) non-cash charges arising from compensation expense as a result of the adoption of the proposed amendment to Financial Accounting Standards Board Statement 123, "Share Based Payments," which would require certain stock based compensation to be recorded as expense within the Borrower's consolidated statement of operations minus, (a) to the extent included in Consolidated Net Income, extraordinary or non-recurring non-cash gains realized other than in the ordinary course of business and (b) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (vii), all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis; provided, that, there shall be included (to the extent not already included) in determining Adjusted Consolidated EBITDA for any period ending after the Effective Date the following items attributable to any Significant Acquisition consummated during such period: (a) the net income (or loss) of the related Acquired Entity or Business, (b) the interest expense (including without limitation interest expense under Capital Lease Obligations) that is treated as interest in accordance with GAAP of such Acquired Entity or Business, (c) expense of such Acquired Entity or Business for taxes accrued during such period, (d) depreciation during such period, (e) amortization during such period, (f) extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business and in an amount not exceeding, when aggregated with the extraordinary or non-recurring non-cash losses described in clause (v) above, $250,000 in any period of four consecutive fiscal quarters minus extraordinary or non-recurring non-cash gains realized other than in the ordinary course of business, in each case on a pro forma basis reasonably acceptable to the Administrative Agent but without giving effect to any projected synergies and based on the actual net income (or loss), interest expense, tax expense, depreciation expense, non-cash losses and non-cash gains of such Acquired Entity or Business for the entire period (including the portion thereof occurring prior to the relevant Acquisition).

          "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Agents" means the Administrative Agent and the Collateral Agent.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the percentage obtained by dividing such Lender's outstanding Loans by the aggregate outstanding principal amount of all of the Loans at such time.

          "Applicable Pledge Percentage" means 100%, but 65% in the case of a pledge of Equity Interests in a Foreign Subsidiary to the extent a 100% pledge would cause a Deemed Dividend Problem.

          "Applicable Rate" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread" or "Eurodollar Spread", as the case may be, based upon the Leverage Ratio as reflected in the then most recently delivered Financials:

                        Leverage           ABR     Eurodollar
Pricing Level:           Ratio:          Spread:     Spread:
--------------   ---------------------   -------   ----------
Level I               < or = 0.75x          0%       0.625%

Level II               >0.75x but
                      < or = 1.25x          0%       0.750%

Level III              >1.25x but
                      < or = 1.75x          0%       0.875%

Level IV         >1.75 but < or = 2.25      0%       1.00%

Level V                  >2.25x             0%       1.375%

          For purposes of the foregoing,

               (i) if at any time the Borrower fails to deliver the Financials required under Section 5.01(a) or 5.01(b) on or before the date such Financials are due, Pricing Level IV shall be deemed applicable for the period commencing five (5) Business Days after such required date of delivery and ending on the date which is five (5) Business Days after such Financials are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;

               (ii) adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

               (iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined, be conclusive and binding on the Borrower and each Lender.

               Notwithstanding the foregoing, Pricing Level III shall be deemed to be applicable until the Administrative Agent's receipt of the applicable Financials for the Borrower' fiscal quarter ending on or about September 30, 2005 and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding provisions.

          "Approved Fund" has the meaning assigned to such term in Section 9.04.

          "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" means eFunds Corporation, a Delaware corporation.

          "Borrowing" means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or
(c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" means all pledged Equity Interests in or upon which a security interest or Lien is from time to time granted to the Collateral Agent, for the benefit of the Holders of Secured Obligations, whether under the Pledge Agreements, under any of the other Collateral Documents or under any of the other Loan Documents.

          "Collateral Agent" means JPMorgan Chase Bank, N.A. in its capacity as Collateral Agent for the Holders of Secured Obligations and any successor Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement.

          "Collateral Documents" means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Collateral Agent is granted a security interest in Collateral, including, without limitation, the Pledge Agreements and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Collateral Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

          "Commitment" means, with respect to each Lender, the commitment of such Lender to make Term Loans on the Effective Date, expressed as an amount representing the maximum aggregate amount of such Lender's Term Loans hereunder. The amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders' Commitments is $100,000,000.

          "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

          "Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business and in an amount not exceeding $2,000,000 in any period of four consecutive fiscal quarters, (vi) non-cash charges solely with respect to the impairment of intangible assets resulting from the discontinuation of use of the tradenames of the Borrower, and
(vii) non-cash charges arising from compensation expense as a result of the adoption of the proposed amendment to Financial Accounting Standards Board Statement 123, "Share Based Payments," which would require certain stock based compensation to be recorded as expense within the Borrower's consolidated statement of operations minus, (a) to the extent included in Consolidated Net Income, extraordinary or non-recurring non-cash gains realized other than in the ordinary course of business and (b) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (vii), all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

          "Consolidated EBITDAR" means, for any period, Consolidated EBITDA plus, to the extent deducted from revenues in determining Consolidated EBITDA, Consolidated Rent Expense, minus, to the extent not subtracted in determining Consolidated EBITDA, the aggregate amount of all Restricted Payments (other than Excluded Restricted Payments) by the Borrower or (other than with respect to Restricted Payments ultimately made to a Loan Party) any Subsidiary during such period, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

          "Consolidated Fixed Charges" means, with reference to any period and without duplication, all payments by the Borrower and its Subsidiaries during such period in respect of the sum of (i) principal required to be repaid of Indebtedness with a tenor at its issuance date of 12 months or longer (but excluding any voluntary prepayments on such Indebtedness), (ii) Capital Lease Obligations, (iii) Consolidated Interest Expense, (iv) expense for taxes accrued and (v) Consolidated Rent Expense.

          "Consolidated Interest Expense" means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

          "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

          "Consolidated Rent Expense" means, with reference to any period, all payments under Operating Leases to the extent deducted in computing Consolidated Net Income, net of any related income from subleases, in each case calculated in accordance with GAAP for the Borrower and its Subsidiaries on a consolidated basis for such period.

          "Consolidated Total Assets" means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

          "Consolidated Total Indebtedness" means at any time the aggregate Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

          "Contingent Payments" means any earnouts, holdbacks or other contingent payments that may become payable to the sellers following the consummation of an Acquisition that are not evidenced by bonds, debentures, notes or similar instruments.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Deemed Dividend Problem" means, with respect to any Foreign Subsidiary, such Foreign Subsidiary's accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "dollars" or "$" refers to lawful money of the United States of America.

          "Domestic Subsidiary" means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

          "EBITDA" of any Person means such Person's Net Income plus, to the extent deducted from revenues in determining Net Income, such Person's (i) Interest Expense, (ii) expense for taxes accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business minus, to the extent included in Net Income, extraordinary or non-recurring non-cash gains realized other than in the ordinary course of business, all calculated for such Person and its subsidiaries in accordance with GAAP on a consolidated basis.

          "Effective Date" means July 1, 2005.

          "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

          "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "Eurodollar", when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          "Event of Default" has the meaning assigned to such term in Article
VII.

          "Excluded Restricted Payments" means the $100,000,000 of Restricted Payments made by the Borrower pursuant to the stock repurchase plan announced by the Borrower on February 23, 2005.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to
Section 2.17(a).

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter" means that certain fee letter dated as of June 8, 2005 by and among the Borrower, J.P. Morgan Securities Inc. as arranger and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

          "Financials" means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower required to be delivered pursuant to Section 5.01(a) or 5.01(b).

          "First-Tier Foreign Subsidiary" means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary's Equity Interests.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Foreign Pledge Event" means any time when, as of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, (i) the aggregate amount of EBITDA of the Loan Parties and Pledged Subsidiaries and Subsidiaries of the Pledged Subsidiaries is less than seventy-five percent (75%) of the Borrower's Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the end of such quarter or (ii) the aggregate amount of consolidated total assets of the Loan Parties and Pledged Subsidiaries and Subsidiaries of the Pledged Subsidiaries is less than seventy-five percent (75%) of the Borrower's Consolidated Total Assets as of such date.

          "Foreign Subsidiary" means any Subsidiary which is not a Domestic Subsidiary.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, assignments of real property leases with recourse to such Person to the extent such assignments are entered into in the ordinary course of business consistent with past practice, or any obligation with respect to working capital reserves established in the ordinary course of business consistent with past practice and related to settlement advances made to, or on behalf of, processing customers.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Holders of Obligations" means the holders of the Obligations from time to time and shall include (i) each Lender, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

          "Holders of Revolving Facility Obligations" means the holders of the Revolving Facility Obligations from time to time and shall include their respective successors, transferees and assigns.

          "Holders of Secured Obligations" means the Holders of Obligations and the Holders of Revolving Facility Obligations.

          "Hostile Acquisition" means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person if required to be classified as a liability in accordance with GAAP, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable and other accrued liabilities incurred in the ordinary course of business or incurred in connection with Permitted Acquisitions and (ii) Contingent Payments associated with Permitted Acquisitions to the extent such Contingent Payments are not classified as liabilities in accordance with GAAP) if required to be classified as a liability in accordance with GAAP, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and
(k) all Net Mark-to-Market Exposure of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity. The Indebtedness of any Person shall not include any liability arising under or related to any employee, officer or director compensation plan of such Person, severance or income continuation amounts owing to former officers, employees or directors or any surety bonds, performance guarantees, operating leases or outsourcing and maintenance obligations.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Information Memorandum" means the Confidential Information Memorandum dated June 2005 relating to the Borrower and the Transactions.

          "Intercreditor Agreement" means that certain Intercreditor Agreement entered into by the Administrative Agent, the Collateral Agent and the Holders of Revolving Facility Obligations in connection with this Agreement and the Revolving Facility Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

          "Interest Expense" means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of such Person and its subsidiaries calculated on a consolidated basis for such period.

          "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

          "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six (or with the consent of each Lender, twelve) months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

          "Leverage Ratio" is defined in Section 6.9.01.

          "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, other than securities which are Permitted Investments, any purchase option, call or similar right of a third party with respect to such securities. The interests of the sellers of any Acquired Entity or Business pursuant to a Permitted Acquisition in any escrow or similar depository account into which any Contingent Payments may be deposited in connection with the Acquisition of such Entity or Business shall not constitute a "Lien."

          "Limited Equity Acquisition" means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary of 50% or less of the Equity Interests in a Person.

          "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

          "Loan Documents" means this Agreement, any promissory notes executed and delivered pursuant to Section 2.10(e), the Subsidiary Guaranty, the Collateral Documents, the Intercreditor Agreement and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

          "Loan Parties" means, collectively, the Borrower and the Subsidiary Guarantors.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

          "Maturity Date" means January 1, 2006.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Income" means, with reference to any period for any Person, the net income (or loss) of such Person and its subsidiaries calculated on a consolidated basis for such period.

          "Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. "Unrealized losses" means the fair market value of the cost to such Person of replacing the transaction under any Swap Agreement as of the date of determination (assuming such transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such transaction as of the date of determination (assuming such transaction were to be terminated as of that date).

          "Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary Guarantor to the Administrative Agent, any Lender, any Affiliate of the Administrative Agent or any Lender or any indemnified Person hereunder, of any kind or nature, present or future, arising under this Agreement, the Subsidiary Guaranty, any Collateral Document, any Swap Agreement (to the extent such Swap Agreement is with a Lender or its Affiliate) or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements, reasonable paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any Subsidiary Guarantor under this Agreement or any other Loan Document.

          "Operating Lease" of a Person means any lease of property (other than a capital lease under GAAP) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

          "Participant" has the meaning set forth in Section 9.04.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Permitted Acquisition" means (1) any Acquisition consented to in writing by the Required Lenders, (2) the WildCard Acquisition and (3) any other Acquisition (but excluding in any event a Hostile Acquisition) if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) the principal business of such Person shall be in the same line of business as, or otherwise reasonably related to, a business in which the Borrower or a Subsidiary is engaged on the Effective Date, (c) each Subsidiary formed for the purpose of or resulting from such Acquisition shall, to the extent required by Section 5.09 be a Subsidiary Guarantor and to the extent required by Section 5.10 be a Pledged Subsidiary and all of the Equity Interest of such Subsidiary Guarantor or Pledged Subsidiary shall be owned directly by the Borrower or, to the extent so required by such definition, a Subsidiary Guarantor or Pledged Subsidiary, and all actions required to be taken with respect to such acquired or newly formed Subsidiary under Sections 5.09 and 5.10 shall have been taken, (d) for Significant Acquisitions, the Borrower and the Subsidiaries are in compliance, on a pro forma basis acceptable to the Administrative Agent after giving effect to such Acquisition (but without giving effect to any synergies), with the covenants contained in Sections 5.09, 5.10 and 6.09 (provided that, with respect to determining pro forma compliance with the financial covenants contained in
Section 6.09, Adjusted Consolidated EBITDA shall be substituted in lieu of Consolidated EBITDA for computing the relevant calculations) recomputed as of the last day of the most recently ended fiscal quarter of the

Borrower for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance, (e) no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending by any shareholder or director of the seller or Person to be acquired, (f) all material governmental and corporate approvals required in connection therewith shall have been obtained, (g) the sum of all Acquisition Consideration paid or otherwise delivered in connection with any such Acquisition and all such Acquisitions shall not exceed, on an aggregate basis during the term of this Agreement, the Permitted Acquisition Amount and (h) the Borrower has delivered to the Administrative Agent an officers' certificate certifying as to clauses (a), (b),
(c), (d) (if applicable), (e), (f) and (g) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

          "Permitted Acquisition Amount" means (a) $200,000,000 of Acquisition Consideration for all Permitted Acquisitions described in clause (3) of the definition of "Permitted Acquisitions" during any period of twelve consecutive calendar months less the amount of all Limited Equity Acquisitions made during such period and (b) $500,000,000 of Acquisition Consideration for all Permitted Acquisitions (as so described) during the term of this Agreement less the amount of all Limited Equity Acquisitions made during the term of this Agreement.

          "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

          (g) any interest or title of a lessor under any operating lease entered into in the ordinary course of business;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

          "Permitted Investments" means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) obligations issued by any Federal agency of the United States of America, in each case maturing within one year from the date of acquisition thereof;

          (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating described on the Permitted Investments Schedule;

          (d) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause
     (d) above;

          (f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000;

          (g) municipal investments and direct obligations of any State of the United States of America, in each case with a rating of AAA or higher by S&P or Aaa or higher by Moody's and a maximum maturity of 12 months (for securities where the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date);

          (h) investments in auction rate securities with a rating of AAA or higher by S&P or Aaa or higher by Moody's and a maximum maturity of one year, for which the reset date will be used to determine the maturity date; and

          (i) to the extent not previously described in this definition, investments described on the Permitted Investments Schedule.

          "Permitted Investments Schedule" means the schedule attached as
Schedule 6.04 hereto, as the same may be modified from time to time in writing by the Borrower and agreed to in writing by the Administrative Agent.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreements" means the pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 5.10 in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations as amended, restated, supplemented or otherwise modified from time to time.

          "Pledged Subsidiary" means each First-Tier Foreign Subsidiary all or a portion of the Equity Interests of which has been pledged pursuant to a Pledge Agreement in accordance with Section 5.10.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Register" has the meaning set forth in Section 9.04.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Required Lenders" means, at any time, Lenders having Loans representing more than 50% of the sum of the aggregate principal amount of all of the Loans at such time.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary to any Person which is not a Subsidiary or the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, or any loan, advance or capital contribution made pursuant to Section 6.04(j).

          "Revolving Facility" means the revolving credit facility evidenced on the Effective Date by that certain Credit Agreement dated as of the Effective Date by and among the Borrower, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such facility is amended, modified or replaced from time to time.

          "Revolving Facility Documents" means the instruments and documents evidencing the Revolving Facility.

          "Revolving Facility Obligations" means the Indebtedness and other obligations of the Borrower and its Subsidiaries under the Revolving Facility Documents.

          "S&P" means Standard & Poor's.

          "Sale and Leaseback Transaction" means any sale or other transfer of assets or property by any Person with the intent to lease any such asset or property as lessee.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.

          "Significant Acquisition" means any Acquisition with respect to which the Acquisition Consideration exceeds $50,000,000.

          "Significant Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Significant Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subordinated Indebtedness" of the Borrower or Subsidiary means any Indebtedness of such Person the payment of which is subordinated to payment of the obligations under the Loan Documents to the written satisfaction of, and the terms and conditions of which are otherwise satisfactory to, the Required Lenders.

          "Subordinated Indebtedness Documents" means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

          "subsidiary" means, with respect to any Person (the "parent") at any date, any Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" means any subsidiary of the Borrower.

          "Subsidiary Guarantor" means each Domestic Subsidiary (i) the EBITDA of which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01 was greater than five percent (5%) of the Borrower's Consolidated EBITDA for such period or (ii) the consolidated total assets of which as of the end of such fiscal quarter were greater than five percent (5%) of the Borrower's Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the EBITDA or consolidated total assets of all Domestic Subsidiaries that are not Subsidiary Guarantors exceeds ten percent (10%) of the Borrower's Consolidated EBITDA for any such period or ten percent (10%) of the Borrower's Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as "Subsidiary Guarantors" to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Subsidiary Guarantors. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

          "Subsidiary Guaranty" means that certain Guaranty (and any and all supplements thereto) executed by each Subsidiary Guarantor, in substantially the form of Exhibit D attached hereto, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are reasonably requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

          "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

          "Target" means WildCard Systems, Inc., a Florida corporation.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Term Loan" means the Term Loan made pursuant to Section 2.01.

          "Transactions" means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the consummation of the WildCard Acquisition.

          "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          "WildCard Acquisition" means the acquisition by the Borrower, directly or indirectly, of all issued and outstanding stock of the Target.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan") and Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II

                                   The Credits

          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower on the Effective Date in an aggregate principal amount that will not result in (a) the principal amount of such Lender's Loans exceeding such Lender's Commitment and (b) the sum of the aggregate principal amount of the Loans exceeding the total Commitments.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding in the aggregate.

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing other than the initial Borrowing on the Effective Date and shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Requests for Borrowing. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar

Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic communication in accordance with the terms of Section 9.01(b) or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) the aggregate amount of the requested Borrowing;

          (ii) the date of such Borrowing, which shall be a Business Day;

          (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
          Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Intentionally Omitted.

          SECTION 2.05. Intentionally Omitted.

          SECTION 2.06. Intentionally Omitted.

          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, Chicago, Illinois time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Phoenix, Arizona or such other account as is designated by the Borrower in the applicable Borrowing Request, all to the extent specified in a written money transfer instruction in the form of Exhibit E, as supplemented from time to time.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the

Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic communication in accordance with the terms of Section 9.01(b) or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.09. Termination of Commitments. The Commitments shall terminate on the Effective Date in accordance with Section 4.1.

          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a single promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by a promissory note in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

          (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication in accordance with the terms of Section 9.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12. Fees.

          (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds and shall not be refundable under any circumstances.

          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, electronic communication in accordance with the terms of
Section 9.01(b) or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

          SECTION 2.15. Increased Costs. (a) If any Change in Law generally applicable to financial institutions of the same classification as a Lender shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii) impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender determines that any Change in Law generally applicable to financial institutions of the same classification as such Lender regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to
Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower promptly and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m. Chicago, Illinois time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its main office at Chicago, Illinois, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c),
then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and shall not be required in the event that the Lender being replaced is also then acting as the Administrative Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                   ARTICLE III

                         Representations and Warranties

            The Borrower represents and warrants to the Lenders that:

          SECTION 3.01. Organization; Powers. The Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule
3.01 hereto (as supplemented from time to time) identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens (other than Liens created by the Collateral Documents). Other than pursuant to stock-based compensation plans and Equity Interests of the Borrower or its Subsidiaries issuable as Acquisition Consideration in connection with pending or completed Permitted Acquisitions, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Subsidiary.

          SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing (other than Form 8-K filings to be filed with the SEC by the Borrower within 5 Business Days of the Effective Date) with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien (other than Liens permitted under Section 6.02(b)) on any asset of the Borrower or any of its Subsidiaries, other than pursuant to the Collateral Documents.

          SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2004, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2005, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (b) Since December 31, 2004, there has been no event or circumstance which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

          SECTION 3.05. Properties and Insurance. (a) The Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          (b) The Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.06. Litigation, Contingent Obligations, Labor and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions. Neither the Borrower nor any Subsidiary has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.04.

          (b) There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

          (c) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.12. No Default. The Borrower is in full compliance with this Agreement and no Default or Event of Default has occurred and is continuing.

                                   ARTICLE IV

                                   Conditions

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the General Counsel of the Borrower and Dorsey & Whitney LLP, counsel for the Loan Parties, addressing the matters set forth on Exhibit B, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests each such counsel to deliver such opinions.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, as set forth in Exhibit F and all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (f) The Administrative Agent shall have received reasonably satisfactory results of due diligence investigation of the Target, the Borrower and their respective subsidiaries, including, without limitation, contingent liabilities (e.g., environmental, retiree medical benefits, ERISA, etc.) and contractual obligations. All financial, accounting and tax aspects of the WildCard Acquisition must be reasonably acceptable to the Administrative Agent.

          (g) The Administrative Agent and the Lenders shall have received evidence satisfactory to them that the Target's and the Borrower's respective directors and, to the extent required, shareholders shall have approved the WildCard Acquisition; and all regulatory and legal approvals for the WildCard Acquisition shall have been obtained.

          (h) There shall exist an absence of any injunction or temporary restraining order which, in the judgment of the Administrative Agent or the Lenders would prohibit the making of the Loans or the consummation of the WildCard Acquisition; and there shall exist an absence of litigation which would reasonably be expected to result in a material adverse effect on the Target and its subsidiaries.

          (i) The WildCard Acquisition shall have been consummated on terms reasonably acceptable to the Administrative Agent and substantially concurrently with the making of the initial Loans.

          (j) The Administrative Agent shall have received the audited financial statements of the Target for the fiscal year ending December 31, 2004.

          (k) The Administrative Agent shall have received pro forma opening financial statements ("Pro Forma Opening Statements") giving effect to the WildCard Acquisition and projections ("Updated Projections") updating the projections dated as of January 2005 ("Earlier Projections") previously provided to the Administrative Agent, together with such information as the Administrative Agent may request to confirm the tax, legal and business assumptions made in such Pro Forma Opening Statements and Updated

     Projections. The Pro Forma Opening Statements and Updated Projections must demonstrate, in the reasonable judgment of the Administrative Agent and the Lenders, together with all other information then available to the Administrative Agent and the Lenders, that the ability of the Borrower and its Subsidiaries to repay their debts and satisfy their respective other obligations as and when due and to comply with Section 6.09 has not changed in any material respect from the Earlier Projections.

          (l) All legal (including tax implications) and regulatory matters shall be satisfactory to the Administrative Agent and the Lenders.

          (m) The agreement or agreements evidencing the WildCard Acquisition (collectively, the "Acquisition Agreement") contains terms and conditions acceptable to the Administrative Agent and the Lenders (including, without limitation, the consideration to be paid in the WildCard Acquisition), the representations and warranties contained in the Acquisition Agreement shall be true and correct as of the date of the Acquisition Agreement, the conditions precedent in the Acquisition Agreement shall have been satisfied and the Administrative Agent and the Lenders shall have received, to the extent delivered in connection with the WildCard Acquisition, an opinion letter of counsel satisfactory to them concerning the enforceability of the Acquisition Agreement and its compliance with all applicable law.

          (n) The amounts and forms of the consideration paid in connection with the WildCard Acquisition shall be acceptable to the Administrative Agent and the Lenders.

          (o) The Administrative Agent and the Lenders shall have received opinions of value, solvency and other appropriate factual information and advice in form and substance satisfactory to them and from the chief financial officer of the Borrower supporting the conclusions that, after giving effect to the WildCard Acquisition, the Borrower is solvent and will be solvent subsequent to incurring the indebtedness in connection with the WildCard Acquisition, will be able to pay its debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in its business.

          (p) The Administrative Agent shall have received a copy of any fairness opinion issued relating to the terms of the WildCard Acquisition.

          (q) Simultaneously with the making of the initial Loans, all obligations under the existing loan facilities of the Target and its subsidiaries shall be repaid pursuant to payoff letters in form and substance reasonably satisfactory to the Administrative Agent and its counsel as well as repayments of all obligations under that certain Credit Agreement dated as of February 18, 2005 by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent; provided that the Target may continue to be obligated under certain secured indebtedness of the Target with respect to limited recourse equipment financing agreements in existence on the date of the WildCard Acquisition.

          (r) No Default or Event of Default shall exist on the Effective Date. No material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries shall have occurred since December 31, 2004.

          (s) The Administrative Agent shall have determined that there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets, or capital markets generally that would likely impair syndication of the credit facility evidenced hereby.

          (t) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loans.

          (u) At the time of and immediately after giving effect to such Loans, no Default shall have occurred and be continuing.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Chicago, Illinois time, on August 1, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                                    ARTICLE V

                              Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

          (a) within the later of (i) 90 days after the end of each fiscal year of the Borrower and (ii) the date of submission to the SEC of the Borrower's annual financial report on Form 10K, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, provided that, the delivery to the Administrative Agent of copies of the Borrower's Annual Report on Form 10-K shall satisfy the requirements of this clause (a);

          (b) within the later of (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) the date of submission to the SEC of the Borrower's quarterly financial report on Form 10-Q, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, provided that, the delivery to the Administrative Agent of copies of the Borrower's quarterly financial report to the SEC on Form 10-Q shall satisfy the requirements of this clause (b);

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating (A) compliance with Sections 5.10, 6.01, 6.03(v), 6.04, 6.06 and 6.09 and (B) the determination of the Applicable Rate and (iii) stating whether any change in GAAP or in the application thereof that has a material financial impact to the Borrower's consolidated financial results not described in the financial statements delivered pursuant to clause (a) or (b), above, has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) to the extent requested by the Administrative Agent, within 90 days after the beginning of each fiscal year of the Borrower, a certificate of a Financial Officer of the Borrower accompanied by a reasonably detailed business plan and forecast (including a projected consolidated balance sheet, income statement and statement of cash flows) of the Borrower for such fiscal year;

          (e) as soon as available, but in any event within 30 days after the creation, sale or dissolution of any Subsidiary, an updated Schedule 3.01 hereto reflecting appropriate changes thereto;

          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

          (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for distribution to each Lender prompt, and in any event within 5 Business Days after occurrence, written notice of the following:

          (a) the occurrence of any Default; and

          (b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

          SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the WildCard Acquisition, other Permitted Acquisitions and expenses incurred in connection therewith and to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

          SECTION 5.09. Subsidiary Guaranty. As promptly as possible but in any event within thirty (30) days (or such later date as may agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Borrower as, a Subsidiary Guarantor pursuant to the definition of "Subsidiary Guarantor"), the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies or is designated by the Borrower as a Subsidiary Guarantor to deliver to the Administrative Agent the Subsidiary Guaranty pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such Subsidiary Guaranty to be accompanied by, to the extent requested by the Administrative Agent, appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

          SECTION 5.10. Pledge Agreements. The Borrower shall execute or cause to be executed, by no later than thirty (30) days (or such later date as is agreed upon by the Administrative Agent acting in consultation with the Lenders) after (i) each Foreign Pledge Event and (ii) the consummation of any Acquisition pursuant to which the certificate described under clause (h) of the definition of Permitted Acquisition demonstrates that a Foreign Pledge Event will occur as a result of such acquisition, a Pledge Agreement in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations with respect to the Applicable Pledge Percentage of the Equity Interests in each First-Tier Foreign Subsidiary and all to the extent necessary or appropriate so that a Foreign Pledge Event no longer exists or, notwithstanding such Acquisition, will not exist, in each case after giving effect to such pledges; provided that no such pledge of the Equity Interests in a First-Tier Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Administrative Agent and its counsel reasonably determine that such pledge would not provide material Collateral for the benefit of the Holders of Secured Obligations pursuant to legally binding, valid and enforceable Pledge Agreements. The Borrower further agrees to deliver to the Collateral Agent all such Pledge Agreements and other related Collateral Documents, together with appropriate corporate resolutions and other corporate documentation (including, to the extent requested by the Administrative Agent, legal opinions, stock certificates representing the Equity Interests subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and in a manner that the Administrative Agent shall be reasonably satisfied that the Collateral Agent has a first priority perfected pledge of or charge over the Collateral related thereto.

                                   ARTICLE VI

                               Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness created hereunder and Indebtedness created under the Revolving Facility;

          (b) Subordinated Indebtedness in an aggregate principal amount not to exceed $25,000,000;

          (c) Indebtedness existing on the date hereof and set forth in Schedule
     6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

          (d) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary (provided that not more than $50,000,000 in loans or advances may be made and remain outstanding, during the term of this Agreement, by any Loan Party to a Person which is not a Loan Party);

          (e) secured Indebtedness, not otherwise permitted by this Section 6.01, in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

          (f) Indebtedness secured by Liens permitted under Section 6.02(c);

          (g) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, all to the extent permitted by this Section 6.01, provided that, with respect to a guarantee of Subordinated Indebtedness, such guarantee is subordinated similarly to such Subordinated Indebtedness;

          (h) Contingent Payments; and

          (i) other unsecured Indebtedness, not otherwise permitted by this
     Section 6.01, in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

          SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Permitted Encumbrances;

          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that
     (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (d) licenses, leases or subleases granted to other Persons in the ordinary course of business and not interfering in any material respect with the businesses of the Borrower or any Subsidiary;

          (e) customary bankers' Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business;

          (f) Liens created by the Collateral Documents; and

          (g) other Liens securing Indebtedness permitted under Section 6.01(e).

          SECTION 6.03. Mergers; Sales of Assets and other Fundamental Changes.
(a) Unless consented to in writing by the Required Lenders, the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of (in one transaction or in a series of transactions) any of its assets (other than (1) sales, leases, transfers or other dispositions of inventory in the ordinary course of business consistent with past practice,
(2) licenses, leases and subleases permitted by Section 6.02(e) and (3) sales or dispositions of obsolete, damaged or worn-out equipment disposed of in the ordinary course of business), or any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower or a Subsidiary Guarantor in a transaction in which the Borrower or such Subsidiary Guarantor is the surviving entity or, in the case of a Person merging with a Subsidiary Guarantor, such Person becomes a

Subsidiary Guarantor in accordance with the terms of Section 5.09 (provided that, in connection with the WildCard Acquisition, any such Person shall become a Subsidiary Guarantor substantially concurrently with the effectiveness of such merger), (ii) any Subsidiary may merge into another Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that any such merger involving the Borrower or a Subsidiary Guarantor shall result with the Borrower or such Subsidiary Guarantor as the surviving entity and a merger of the Borrower and a Subsidiary Guarantor must result in the Borrower as the surviving entity), (iii) any Loan Party may sell, transfer, lease or otherwise dispose of its assets to another Loan Party, (iv) any Subsidiary may liquidate or dissolve if the Borrower reasonably determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) the Borrower or any Subsidiary may otherwise sell, transfer, lease or dispose (including pursuant to a Sale and Leaseback Transaction) of its assets so long as the assets sold or disposed by the Borrower and its Subsidiaries in any fiscal year do not exceed, in the aggregate, 10% of Consolidated Total Assets for the then most recently completed fiscal year of the Borrower; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04, (vi) the Borrower may make dispositions of cash equivalent investments assumed pursuant to a Permitted Acquisition and replaced with cash or Permitted Investments and (vii) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.

          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses (and businesses reasonably related thereto) of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement.

          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

          (a) Permitted Investments;

          (b) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

          (c) loans, advances or capital contributions made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary (provided that not more than an aggregate of $50,000,000 in loans, advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by Loan Parties to Subsidiaries which are not Loan Parties);

          (d) Guarantees constituting Indebtedness permitted by Section 6.01;

          (e) extensions of trade credit in the ordinary course of business and settlement advances made to, or on behalf of, processing customers in the ordinary course of business consistent with past practice;

          (f) loans and advances to employees of the Borrower or any Subsidiary in the ordinary course of business generally consistent with past practice;

          (g) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of and other disputes with, customers and suppliers arising in the ordinary course of business;

          (h) (i) Permitted Acquisitions and (ii) so long as the aggregate outstanding amount thereof does not exceed $125,000,000, Limited Equity Acquisitions;

          (i) other investments, loans and advances by the Borrower in or to entities other than its Subsidiaries in an aggregate outstanding amount not to exceed $20,000,000; and

          (j) loans, advances or capital contributions made by any Loan Party to a Subsidiary which is not a Loan Party (in excess of such loans, advances or capital contributions permitted by Section 6.04(c)) so long as no Default or Event of Default has occurred and is continuing prior to making such loans, advances or capital contributions or would arise after giving effect thereto.

          SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure regardless of maturity (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

          SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option and other employee benefit plans or in connection with the severance or termination of employees of the Borrower or its Subsidiaries, and (d) the Borrower may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto.

          SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) advances to officers, directors or employees of the Borrower or any Subsidiary to the extent permitted by Section 6.04, (c) employment, indemnification, and compensation arrangements (including arrangements made with respect to bonuses and equity-based awards) entered into in the ordinary course of business with members of the Board of Directors, officers and employees of the Borrower or a Subsidiary, (d) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, and (e) any Restricted Payment permitted by Section 6.06.

          SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or by the Revolving Facility Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule
6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause
(a) of the foregoing shall not apply to customary provisions in leases, contracts or other agreements restricting the assignment thereof.

          SECTION 6.09. Financial Covenants.

          SECTION 6.09.01 Maximum Leverage Ratio. The Borrower will not permit the ratio (the "Leverage Ratio"), determined as of the end of each of its fiscal quarters ending on and after June 30, 2005, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than 2.50 to 1.0.

Notwithstanding the foregoing, for purposes of determining the Leverage Ratio pursuant to this Section, any Indebtedness incurred by the Borrower under the Revolving Facility in order to make settlement advances as contemplated by
Section 6.04(e) shall not be included in the calculation of Consolidated Total Indebtedness to the extent that such Indebtedness is repaid within 5 days of the incurrence thereof.

          SECTION 6.09.02 Minimum Fixed Charge Coverage Ratio. The Borrower will not permit the ratio (the "Fixed Charge Coverage Ratio"), determined as of the end of each of its fiscal quarters ending on and after June 30, 2005 for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, of (i) Consolidated EBITDAR to (ii) Consolidated

Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.75 to 1.0.

          SECTION 6.10. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any of its notes receivable or accounts receivable, with or without recourse, except as permitted under Section 6.03(a)(vii).

          SECTION 6.11. Subordinated Indebtedness and Amendments to Subordinated Note Documents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents. Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

          (a) increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

          (b) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

          (c) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

          (d) increases the rate of interest accruing on such Indebtedness;

          (e) provides for the payment of additional fees or increases existing fees;

          (f) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

          (g) amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

                                   ARTICLE VII

                                Events of Default

          If any of the following events ("Events of Default") shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, the Subsidiary Guaranty, any Pledge Agreement, any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, the Subsidiary Guaranty, any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

          (d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03 (with respect to the Borrower's existence), 5.08, 5.09 or 5.10 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

          (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Financial Officer of the Borrower becomes aware of any such breach;

          (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Significant Indebtedness, when and as the same shall become due and payable;

          (g) any event or condition occurs that results in any Significant Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Significant Indebtedness or any trustee or agent on its or their behalf to cause any Significant Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

          (m) a Change in Control shall occur.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                  ARTICLE VIII

                  The Administrative Agent and Collateral Agent

          Each of the Lenders hereby irrevocably appoints the JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent hereunder and under each other Loan Document, and each of the Lenders authorizes each of the Agents to enter into the Intercreditor Agreement on behalf of such Lender (each Lender hereby agreeing to be bound by the terms of the Intercreditor Agreement as if it were a party thereto) and to take such actions on its behalf and on behalf of the Holders of Secured Obligations and to exercise such powers as are delegated to the Agents by the terms hereof and the terms of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as either Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the perfection or priority of any of the Liens on any of the Collateral.

          The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          Either Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by such Agent. The Agents and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of the Agents and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Borrower and the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, to appoint a successor; provided, that if any Event of Default has occurred and is continuing, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the such removal or resignation, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent with the consent of the Borrower; provided, that if an Event of Default has occurred and is continuing, no consent of the Borrower shall be required. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

          None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their capacity as Co-Syndication Agents as it makes with respect to the Administrative Agent in the preceding paragraph.

          Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

          The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Agents shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

          In its capacity, the Collateral Agent is a "representative" of the Holders of Secured Obligations within the meaning of the term "secured party" as defined in the Illinois Uniform Commercial Code. Each Lender authorizes the Collateral Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Collateral Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Holders of Secured Obligations. The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnity obligations and Obligations in respect of Swap Agreements) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.

Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days' prior written request by the Borrower to the Collateral Agent, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

          The Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Collateral Agent as the holder of an irrevocable power of attorney (fonde de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold hypothecs and security granted by the Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Borrower or any Subsidiary in connection with this Agreement, and agree that the Collateral Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of
Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Collateral Agent may acquire and be the holder of any bond issued by the Borrower or any Subsidiary in connection with this Agreement (i.e., the fonde de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrower or any Subsidiary).

          The Collateral Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Borrower as ultimate parent of any subsidiary of the Borrower which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a "Dutch Pledge"). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Borrower or any relevant Subsidiary as will be described in any Dutch Pledge (the "Parallel Debt"), including that any payment received by the Collateral Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the

Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Collateral Agent is not effective until its rights under the Parallel Debt are assigned to the successor Collateral Agent.

                                   ARTICLE IX

                                  Miscellaneous

          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic communication in accordance with the terms of Section 9.01(b), as follows:

          (i) if to the Borrower, to it at 8501 North Scottsdale Road, Suite 300, Scottsdale, Arizona 85253, Attention of Chief Financial Officer and Director of Treasury (Telecopy No. (480) 629-1499), Email addresses:
     George_Gresham@eFunds.com; Helen_Johnson@eFunds.com), with a copy, in the case of notices of Default, to the Borrower's General Counsel, at 8501 North Scottsdale Road, Suite 300, Scottsdale, Arizona 85253, Attention:
     General Counsel, (Telecopy No. (480) 629-1499), Email address:
     Steve_Coleman@eFunds.com);

          (ii) if to the Administrative Agent or Collateral Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 120 South LaSalle Street, Floor 9, Chicago, Illinois 60603, Attention of Nicole Ashford (Telecopy No.
     (312) 661-0116, Email address: nicole_ashford@bankone.com), with copies to JPMorgan Chase Bank, N.A., 201 North Central Avenue, 21st Floor, Phoenix, Arizona 85004, Attention of Steven J. Krakoski (Telecopy No. (612) 221-1115, Email address: steven.j.krakoski@chase.com); and

          (iii) if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c) Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that (1) no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) other than pursuant to a transaction permitted by the terms of this Agreement or any other Loan Document, release all or substantially all of the Collateral which is subject to the Loan Documents; (2) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of such Agent, as the case may be and (3) anything herein to the contrary notwithstanding, the consent of the Borrower shall not be required for any amendment to this Agreement made pursuant to the provisions of the Fee Letter that provide for amendments or modifications to the Credit Agreement without the consent of the Borrower.

          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for each Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by either Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for either Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b) The Borrower shall indemnify the Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. A Person seeking to be indemnified under this Section 9.03 shall notify the Borrower of any event requiring indemnification within 30 days following such Person's receipt of notice of commencement of any action or proceeding, or such Person's obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder, and furthermore such Person agrees to notify the Borrower from time to time of the status of any such action or proceeding; provided, that the failure to so notify the Borrower shall not affect the Borrower's duty or obligations under this Section 9.03.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the relevant Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the relevant Agent in its capacity as such.

          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable not later than 15 days after written demand therefor.

          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

               (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

               (B) the Administrative Agent.

          (ii) Assignments shall be subject to the following additional conditions:

               (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

               (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

               (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

               (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall agree to be bound by Section 9.12 hereof.

          For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

          "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (b) (i) Any Lender may, without the consent of the Borrower and the Administrative Agent sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.18(c) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

          (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and
Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and any other letter agreements with respect to fees payable to the Administrative Agent, and other matters described therein constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic communication in accordance with the terms of Section 9.01(b) shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the internal laws (including, without limitation, 735 ILCS Section 105/5-1 et seq, but otherwise without regard to the conflict of laws provisions) of the State of Illinois, but giving effect to federal laws applicable to national banks.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors who request the Information in order to implement the terms of this Agreement and establish, administer and enforce rights or remedies with respect to the credit facility hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d)
(i) to any other party to this Agreement which has agreed to be bound by the terms of this Section and (ii) to any prospective or proposed Lender which has agreed to be bound by an agreement containing confidentiality provisions substantially the same as this paragraph or otherwise acceptable to the Borrower, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, which source is not known by the relevant officers and employees of the Administrative Agent or such Lender involved in the credit facility evidenced hereby to be bound by a confidentiality agreement with the Borrower. For the purposes of this Section, "Information" means (i) the commitment letter, term sheet and fee letters entered into in connection herewith, (ii) all financial information and projections as has been requested by the Administrative Agent from the Borrower in connection with the arrangement and syndication of the credit facility evidenced hereby and (iii) all other information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section (i) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and (ii) agrees that money damages would not be a sufficient remedy for any breach of agreement under this paragraph by such Person or its agents, advisors or employees and that, in addition to all other available legal or equitable remedies, the Borrower shall be entitled to equitable relief, including injunction and specific performance, for any breach of the provisions of this Section, without proof of actual damages.

          SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

                           [Signature Pages to Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        eFUNDS CORPORATION, as the Borrower


                                        By: /s/ Paul F. Walsh
                                            ------------------------------------
                                        Name: Paul F. Walsh
                                        Title: Chairman and CEO

                        Signature Page to Loan Agreement

                                        JPMORGAN CHASE BANK, N.A.,
                                        as a Lender and as Administrative Agent


                                        By: /s/ Steven J. Krakoski
                                            ------------------------------------
                                        Name: Steven J. Krakoski
                                        Title: Senior Vice President


                                        JPMORGAN CHASE BANK, N.A.,
                                        as Collateral Agent


                                        By: /s/ Steven J. Krakoski
                                            ------------------------------------
                                        Name: Steven J. Krakoski
                                        Title: Senior Vice President

                        Signature Page to Loan Agreement

                                  SCHEDULE 2.01

                                   COMMITMENTS

LENDER                       COMMITMENT
------                       ----------
JPMorgan Chase Bank, N.A.   $100,000,000

AGGREGATE COMMITMENTS       $100,000,000

The following Schedules and Exhibits have been omitted from this Exhibit:

Schedule 3.01 -- Subsidiaries
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Permitted Investments
Schedule 6.08 -- Existing Restrictions
Exhibit A     -- Form of Assignment and Assumption
Exhibit B     -- Form of Opinion of Borrower's Counsel
Exhibit C     -- Intentionally Omitted
Exhibit D     -- Form of Subsidiary Guaranty
Exhibit E     -- Form of Written Money Transfer Instruction
Exhibit F     -- List of Closing Documents
Exhibit G     -- Form of Promissory Note

The registrant will furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon the request of the Commission.